As filed with the Securities and Exchange Commission on March 4, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Leap Wireless International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0811062
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

10307 Pacific Center Court
San Diego, California 92121
(Address, including zip code, of Registrant’s principal executive offices)

2009 EMPLOYMENT INDUCEMENT EQUITY INCENTIVE PLAN
OF LEAP WIRELESS INTERNATIONAL, INC.
(Full Title of the Plan)

Robert J. Irving, Jr.
Senior Vice President and General Counsel
Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, California 92121
(Name and address of agent for service)

(858) 882-6000
(Telephone number, including area code, of agent for service)

Copies to:
Barry M. Clarkson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
(858) 523-5400

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
	Registered	Per Share	Offering Price	Fee
Title of Securities to be Registered	(1)	(2)	(2)	(3)
Common Stock, $.0001 par value	300,000	$25.46	$7,638,000	$301

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the average of the high and low prices for the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 3, 2009.

(3)	Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the entire registration fee of $301 due under this Registration Statement from the $37,856.89 registration fee that was previously paid with respect to the unsold 11,755,806 shares of common stock that were registered on Registration Statement on Form S-1 (File No. 333-126246) filed by the Registrant on June 30, 2005 (the “Prior Registration Statement”). The remaining unused $37,555.89 from the Prior Registration Statement may be used to offset future registration fees in accordance with Rule 457(p).
Proposed sales to take place as soon after the effective date of this Registration Statement as awards granted under the above-named plan are granted, exercised and/or distributed.

INTRODUCTION
          This Registration Statement on Form S-8 registers the offer and sale of 300,000 shares of common stock, $.0001 par value per share (the “Common Stock”), of Leap Wireless International, Inc. for issuance under the 2009 Employment Inducement Equity Incentive Plan of Leap Wireless International, Inc.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission (the “Commission”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed by us with the Commission on February 27, 2009 (File No. 000-29752).

(2)	Our Current Report on Form 8-K filed by us with the Commission on February 17, 2009.

(3)	The description of our common stock contained in our Registration Statement on Form 10 filed by us with the Commission on July 1, 1998, as amended (File No. 000-29752).
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
          As permitted by Section 102 of the Delaware General Corporation Law, Leap and Cricket have adopted provisions in their amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of Leap and Cricket’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Leap or Cricket, as applicable, or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to Leap or Cricket, as applicable, or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.
          These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Leap and Cricket’s amended and restated certificate of incorporation also authorizes Leap or Cricket, as applicable, to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.
          As permitted by Section 145 of the Delaware General Corporation Law, Leap and Cricket’s amended and restated bylaws provide that:
•	The Company may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	The Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the amended and restated bylaws are not exclusive.
          Leap and Cricket’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification provisions described above. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased policies of directors’ and officers’ liability insurance that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
     Certain of our current and former officers and directors have been named as defendants in multiple lawsuits and several of these defendants have indemnification agreements with us. We are also a defendant in some of these lawsuits. See “Part I — Item 3. Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, for additional information.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The following is a list of the exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
Number	Document
4.1(1)	Form of Common Stock Certificate
5.1	Opinion of Latham & Watkins LLP.
10.1(2)	2009 Employment Inducement Equity Incentive Plan of Leap Wireless International, Inc.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Registration Statement).

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on May 16, 2005, and incorporated herein by reference.

(2)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 27, 2009, and incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 4, 2009.

LEAP WIRELESS INTERNATIONAL, INC.
By	/s/ S. Douglas Hutcheson
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Walter Z. Berger and Robert J. Irving, Jr., and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ S. Douglas Hutcheson S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	March 4, 2009

/s/ Walter Z. Berger Walter Z. Berger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 4, 2009

/s/ Jeffrey E. Nachbor Jeffrey Nachbor	Senior Vice President, Financial Operations and Chief Accounting Officer (Principal Accounting Officer)	March 4, 2009

/s/ John D. Harkey, Jr.	Director	March 4, 2009
John D. Harkey, Jr.

/s/ Robert V. LaPenta	Director	March 4, 2009
Robert V. LaPenta

/s/ Mark H. Rachesky, MD
Mark H. Rachesky, MD	Director	March 4, 2009

/s/ Michael B. Targoff	Director	March 4, 2009
Michael B. Targoff

EXHIBIT INDEX

Exhibit
Number	Document
4.1(1)	Form of Common Stock Certificate
5.1	Opinion of Latham & Watkins LLP.
10.1(2)	2009 Employment Inducement Equity Incentive Plan of Leap Wireless International, Inc.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Registration Statement).

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on May 16, 2005, and incorporated herein by reference.

(2)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 27, 2009, and incorporated herein by reference.